Exhibit 2.2

EXECUTION VERSION

SECOND AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

THIS SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made and entered into as of May 1, 2015, by and among CAPITOL ACQUISITION CORP. II, a Delaware corporation (“Acquiror”), ARGO EXPEDITIONS, LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of Acquiror, (“LLC Sub”), ARGO MERGER SUB, INC., a Delaware corporation and a direct wholly owned Subsidiary of LLC Sub (“Merger Sub”) and LINDBLAD EXPEDITIONS, INC., a New York corporation (the “Company”). Capitalized terms used in this Amendment and not otherwise defined shall have the meanings ascribed to them in the Agreement and Plan of Merger, dated March 9, 2015 (as amended on April 30, 2015, the “Agreement”) by and among Acquiror, LLC Sub, Merger Sub and the Company.

RECITALS

WHEREAS, Section 11.10 of the Agreement provides that the Agreement may be amended with the written consent of Acquiror, LLC Sub, Merger Sub and the Company; and

WHEREAS, the parties desire to amend the terms of the Agreement as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, promises and agreements hereinafter set forth, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and accepted, the parties hereto hereby agree as follows:

ARTICLE I

AMENDMENT

1.	Section 10.1(b). Section 10.1(b) of the Agreement shall be amended to extend the date in clause (ii) thereof from “the later of (A) May 15, 2015 or (B) to the extent Acquiror Stockholders duly approve a later date (the “Acquiror Deadline”) for completion of a Business Combination, the earlier of (x) such Acquiror Deadline and (y) June 29, 2015” to “July 31, 2015”, such that the provision reads in its entirety as follows:

“prior to the Closing, by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date Acquiror provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before July 31, 2015 (the “Termination Date”), or (iii) the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, that the right to terminate this Agreement under subsection (ii) or (iii) shall not be available if Acquiror’s or Merger Sub’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;”

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2.	Reference to and Effect on the Agreement. On and after the date hereof, each reference in the Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Agreement as amended hereby. No reference to this Amendment need be made in any instrument or document at any time referring to the Agreement, a reference to the Agreement in any such instrument or document to be deemed to be a reference to the Agreement as amended hereby.

ARTICLE II

MISCELLANEOUS

1.	Representations and Warranties of the Company. The Company represents and warrants to Acquiror, LLC Sub and Merger Sub that it has all necessary corporate power and corporate authority to enter into this Amendment and has taken all corporate or other action necessary to consummate the transactions contemplated hereby and to perform its obligations hereunder. This Amendment has been duly executed and delivered by the Company, and this Amendment is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

2.	Representations and Warranties of Acquiror, LLC Sub and Merger Sub. Each of Acquiror, LLC Sub and Merger Sub represents and warrants to Buyer that it has all necessary corporate or limited liability company, as applicable, power and authority to enter into this Amendment and has taken all action necessary to consummate the transactions contemplated hereby and to perform its respective obligations hereunder. This Amendment has been duly executed and delivered by each of Acquiror, LLC Sub and Merger Sub, and this Amendment is a valid and binding obligation of each of Acquiror, LLC Sub and Merger Sub enforceable against Acquiror, LLC Sub and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

3.	Amendment Limited. Except as amended hereby, each of the provisions of the Agreement shall remain in full force and effect following the execution of this Amendment, and, except as explicitly provided herein, this Amendment shall not constitute a modification, acceptance or waiver of any other provision of the Agreement.

4.	Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

5.	Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or scanned pages shall be effective as delivery of a manually executed counterpart to this Amendment.

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6.	Entire Agreement. This Amendment, the Agreement, the Exhibits and Schedules thereto, and the Confidentiality Agreement constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto.

[SIGNATURES BEGIN ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, each of Acquiror, LLC Sub, Merger Sub and Company has executed this Amendment to the Agreement or caused this Amendment to the Agreement to be duly executed on its behalf by its officer thereunto duly authorized, as of the day and year first above written.

CAPITOL ACQUISITION CORP. II

By:	/s/ L. Dyson Dryden
Name:	L. DYSON DRYDEN
Title:	CFO

ARGO EXPEDITIONS, LLC

By:	/s/ L. Dyson Dryden
Name:	L. DYSON DRYDEN
Title:	CFO

ARGO MERGER SUB, INC.

By:	/s/ L. Dyson Dryden
Name:	L. DYSON DRYDEN
Title:	CFO

[SIGNATURE PAGE TO SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER]

LINDBLAD EXPEDITIONS, INC.

By:	/s/ Ian T. Rogers
Name:	IAN T. ROGERS
Title:	CFO & COO

Acknowledged and agreed as of the date first written above:

SVEN-OLOF LINDBLAD

/s/ Sven-Olof Lindblad

[SIGNATURE PAGE TO SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER]